EXHIBIT 10.1

This EMPLOYMENT AGREEMENT (this “Agreement”) is made this 10th day of August, 2006, by and between MTM Technologies, Inc., a New York corporation (the “Company”), and Steven Stringer (the “Executive”).

WHEREAS, the parties entered into an Employment Agreement, dated October 1, 2004 (as amended, the “Original Agreement”).

WHEREAS, the parties hereto wish to enter into a new employment agreement to employ the Executive as the President and Chief Operating Officer of the Company and to set forth the terms and conditions of such employment.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.    Employment Period.

The Company hereby employs the Executive, and the Executive agrees to serve the Company, under the terms of this Agreement for a term (the “Initial Term”) commencing as of the date of this Agreement (the “Commencement Date”) and ending on December 31, 2009 (the “Initial Term Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated, subject to Section 4 hereof. On the Initial Term Date and each anniversary date thereof following the Initial Term Date, the term of this Agreement shall automatically be extended for an additional period of twelve (12) months provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least twelve (12) months prior to the Initial Term Date or any subsequent anniversary date thereof. The Initial Term and any renewal periods thereafter, until the termination of the Executive’s employment hereunder, shall be referred to herein as the “Employment Period.”

2.    Duties and Status.

The Company hereby engages the Executive as the President and Chief Operating Officer of the Company on the terms and conditions set forth in this Agreement. During the Employment Period, the Executive shall report directly to the Company’s Chief Executive Officer and exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with the Executive’s position, consistent with the responsibilities assigned to officers of companies comparable to the Company, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the By-laws of the Company. The Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Chief Executive Officer. During the Employment Period, the Executive shall devote substantially all of his business time and his full skill and efforts to the business of the Company.

3.    Compensation; Benefits and Expenses.

(a)   Salary. Subject to this Section 3(a), during the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $335,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. The Executive’s base salary shall be subject to review each year for possible increase by the Board in its sole discretion, but in no event shall such base salary be decreased from its then existing level during the Employment Period.

(b)   Bonus. During the Employment Period, in addition to the base salary payable to the Executive hereunder, the Executive shall also be eligible to receive, as additional compensation, an annual bonus equal to seventy-five percent (75%) of his base salary as set forth in Section 3(a) hereof (the “Annual Bonus”). Such bonus shall be payable (x) sixty-seven percent (67%) in cash (the “Cash Portion”) and (y) thirty-three percent (33%) in common stock issued under the Company’s equity incentive plans (the “Stock Portion”). The parties agree that the Stock Portion shall be satisfied through the delivery of 25,000 shares of common stock. Notwithstanding the foregoing, the number of shares issued as part of the Stock Portion will, if necessary, be adjusted downward to limit the Total Value (as defined below) of the bonus paid in any year to the amount of Executive’s base salary as set forth in Section 3(a) hereof. As used herein “Total Value” shall mean the value of the Cash Portion plus the value of the Stock Portion, where the value of the Stock Portion is determined using the closing price of the Company’s common stock on the original date is issuance of such shares. Such bonus will be subject to achievement of performance targets agreed to by the Board, or the Compensation Committee thereof, and the Executive, and shall be consistent with the targets set for the management bonus plan of the Company in effect from time to time for senior executives, if any. All shares of common stock issued as part of the Stock Portion will be subject to a one year lock-up agreement.

(c)   Stock Options. The Executive shall be entitled to receive awards under any stock option or equity based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which senior executives are eligible. The level of the Executive’s participation in any such plan or arrangement shall be determined in the sole discretion of the Board and the Compensation Committee. Concurrently with the execution of this Agreement, the Company shall grant to the Executive an option to purchase 107,000 shares of common stock on the terms set forth on Exhibit C attached hereto and 20,000 restricted stock units on the terms set forth on Exhibit D attached hereto. The exercise price for such options shall be the greater of the closing price of the Company’s common stock on (x) August 10, 2006, or (y) the second full trading day following the release of the Company’s earnings for the fiscal quarter ended June 30, 2006.

(d)   Vacation and Sick Leave. The Executive shall be entitled to four (4) weeks paid vacation time per calendar year and such paid sick leave as is in accordance with the normal Company policies and practices in effect from time to time for senior executives; provided, however , that no more than two weeks of such vacation time may be used consecutively, and provided, further, that any accrued but unused vacation time and paid sick leave remaining at the end of each calendar year shall be forfeited.

(e)   Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to the most senior executives of the Company (including, without limitation, 401(k) and group medical insurance plans), subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

(f)   Expenses. In addition to any amounts payable to the Executive pursuant to this Section 3, the Company shall reimburse the Executive upon production of accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Company’s regular procedures in effect from time to time, all reasonable and ordinary expenses as shall have been incurred by him in the performance of his duties hereunder.

4.    Termination of Employment.

(a)   Termination for Cause. The Company may terminate the Executive’s employment hereunder for cause. For purposes of this Agreement and subject to the Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have “cause” to terminate the Executive’s employment hereunder if such termination shall be the result of:

(i)    the Executive’s failure to comply in any material manner with the reasonable policies and rules of the Company or the directives of the Board; or

(ii)   the Executive’s performance of any material act of fraud or dishonesty in connection with the performance of his duties hereunder; or

(iii)   the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder; or

(iv)   the Executive’s conviction for, or plea of nolo contendere to, a felony or misdemeanor resulting in a jail sentence or any crime involving moral turpitude; or

(v)   any material breach by the Executive of the obligations set forth below in Section 7.

(b)   Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, the Executive shall have “good reason” to terminate his employment hereunder if such termination shall be the result of:

(i)    a reduction by the Company of the Executive’s base salary; or

(ii)   a material diminution during the Employment Period in the Executive’s duties or responsibilities, as set forth in Section 2 hereof; or

(iii)   the relocation, without the Executive’s prior written consent, of the Executive’s principal work location beyond 50 miles from its current location.

(c)   Notice and Opportunity to Cure. Notwithstanding the provisions of Sections 4(a) and 4(b) hereof, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment for “cause” and the Executive’s right to terminate his employment for “good reason” that (1) the party seeking the termination shall first have given the other party written notice stating with reasonable specificity the reason for the termination (“breach”) and (2) if such breach is susceptible of cure or remedy, a period of thirty days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure. Notwithstanding anything to the contrary contained herein, the right to cure set forth in this Section 4(c) shall not apply if there are habitual or repeated breaches by either party.

(d)   Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Board if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment for a period of either (i) six (6) or more consecutive months from the first date of the Executive’s absence due to the disability or (ii) nine (9) months during any eighteen (18) month period (a “Permanent and Total Disability”). If the Employment Period is terminated by reason of Permanent and Total Disability of the Executive, the Company shall give 30 days’ advance written notice to that effect to the Executive. Until the effective date of the termination as a result of a Permanent and Total Disability, the Company shall continue to pay to the Executive the compensation set forth in Section 3 hereof; provided, however, that to the extent that the Executive receives payments pursuant to any disability insurance policy for which the Company pays the premium, the Company may deduct the amounts received by the Executive pursuant to that policy from the compensation payable to him.

5.    Consequences of Termination.

(a)   Without Cause or for Good Reason.    In the event of a termination of the Executive’s employment during the Employment Period by the Company other than for “cause” (as provided for in Section 4(a) hereof) or by the Executive for “good reason” (as provided for in Section 4(b) hereof) or as a result of death or Permanent and Total Disability (as provided for in Section 4(d) hereof), the Company shall provide to the Executive (or his legal representative) (i) the rights, payments and benefits payable at such times as set forth herein, and (ii) a release and waiver of claims in favor of the Executive, substantially in the form attached hereto as Exhibit A, as consideration for the execution and non-revocation by the Executive of a release agreement in favor of the Company and its shareholders and their respective directors, officers and employees, substantially in the form attached hereto as Exhibit B:

(i)    Salary.    A continuance of his salary at one hundred percent (100%) of his then current base salary, as a severance payment, for a period equal to the greater of (i) one (1) year from the date of termination of the Executive’s employment or (ii) the period ending on the last day of the Initial Term (the “Severance Period”). Any payments pursuant to this Section 5(a)(i) shall be in lieu of any other severance benefits to which the Executive is entitled pursuant to any other severance plans, programs, arrangements, or policies of the Company.

(ii)   Options and Equity Incentives.    The impact of the Executive’s termination of employment on the stock options or other equity incentives held by the Executive (including, without limitation, the maximum period that any such option or other equity incentive shall remain exercisable) shall be governed by the applicable equity incentive plan and agreement. Notwithstanding the foregoing, any stock options or other equity incentives granted to the Executive on or after the Commencement Date shall provide that, upon termination of the Executive’s employment by the Company other than for “cause” (as provided for in Section 4(a) hereof) or by the Executive for “good reason” (as provided for in Section 4(b) hereof), any unvested shares subject to such options or other equity incentives shall become fully vested and immediately exercisable in connection with such termination.

(iii)    Other Benefits.    During the Severance Period, the Executive will be entitled to a continuance of coverage under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as the Executive was entitled to participate immediately prior to the commencement of the Severance Period, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred for any reason, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred; provided, however, that the aggregate cost of providing benefits to the Executive pursuant to this Section 5(a)(iii) shall not be materially increased as a result of providing such alternative coverage. In the event that the Executive is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the respective coverages provided for in this Section 5(a)(iii).

(b)   Other Termination of Employment.    In the event that the Executive’s employment with the Company is terminated during the Employment Period by the Company for “cause” (as provided for in Section 4(a) hereof), or by the Executive other than for “good reason” (as provided for in Section 4(b) hereof), the Company shall pay the Executive (or his legal representative) any earned but unpaid salary amounts and any unreimbursed expenses through the Executive’s final date of employment with the Company, and the Company shall have no further obligations to the Executive, except under the plans, programs and arrangements described in Section 3(e) hereof in accordance with the terms of such plans.

(c)  Withholding of Taxes.    All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(d)   No Other Obligations.    The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination, the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by this Agreement (including, without limitation, pursuant to the preceding sentence hereof), the Company shall have no further obligations to the Executive upon his termination of employment.

(e)   Reduction for “Parachute Payments”.    Notwithstanding anything in this Agreement to the contrary, any amounts payable hereunder to the Executive in connection with a change in control, as well as any other “parachute payments,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable under any other plans, agreements or policies of the Company, shall be reduced to the extent necessary to assure that the Executive does not become subject to the excess parachute payment excise tax under Section 4999 of the Code and the Company does not lose all or part of its compensation deduction for such payments.

6.    Indemnity.

The Company shall, during his employment with the Company and thereafter, indemnify the Executive to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws and shall assure that the Executive is covered by the Company’s directors’ and officers’ insurance policies and any other insurance policies that protect employees, as in effect from time to time.

7.    Restrictive Covenants.

(a)   Proprietary Information.

(i)    The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the business or financial affairs of the Company or any of the Company’s Affiliates is and shall be the exclusive property of the Company or the Company’s Affiliates. Such information and know-how shall include, but not be limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists (collectively, “Proprietary Information.”). Except in connection with, and on a basis consistent with, the performance of his duties hereunder, the Executive shall not disclose any Proprietary Information to others outside the Company or the Company’s Affiliates or use the same for any unauthorized purposes without written approval by the Board, either during or after the Employment Period.

(ii)   The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, customer lists, customer solicitations or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company or the Company’s Affiliates to be used by the Executive only in the performance of his duties for the Company. The Executive agrees to deliver to the Company upon the expiration of the Employment Period such material containing Proprietary Information.

(iii)   The Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or the Company’s Affiliates or suppliers to the Company or the Company’s Affiliates or other third parties who may have disclosed or entrusted the same to the Company or the Company’s Affiliates or to the Executive in the course of the Company’s business.

(iv)   Notwithstanding the foregoing, such Proprietary Information shall not include information which (A) is or becomes generally available or known to the public, other than as a result of any disclosure by the Executive in violation hereof; or (B) is or becomes available to the Executive on a non-confidential basis from any source other than the Company, other than any such source that the Executive knows is prohibited by a legal, contractual, or fiduciary obligation to the Company from disclosing such information.

(v)    Other than in connection with any requirements pursuant to applicable “whistleblower” statutes, in the event that the Executive is requested pursuant to, or becomes compelled by, any applicable law, regulation, or legal process to disclose any Proprietary Information, the Executive shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy or, in the Company’s sole and absolute discretion, waive compliance with the terms hereof. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms hereof, the Executive shall furnish only that portion of such Proprietary Information which the Executive is advised by counsel is legally required. The Executive will cooperate with the Company, at the Company’s sole cost and expense, in its efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

(b)   Developments.

(i)    The Executive shall make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during the Employment Period, whether or not during normal working hours or on the premises of the Company or the Company’s Affiliates (collectively, “Developments”).

(ii)   The Executive agrees to assign and does hereby assign to the Company (or any entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. The Executive also hereby waives all claims to moral rights in any Developments.

(iii)   Notwithstanding anything to the contrary contained herein, the provisions of Sections 7(b)(i) and 7(b)(ii) hereof shall not apply to Developments which consist of products (and not of services) which do not relate to the present or planned business or research and development of the Company or the Company’s Affiliates and which are made and conceived by the Executive not during normal working hours, not on the premises of the Company or the Company’s Affiliates and not using the tools, devices, equipment or personnel of the Company or the Company’s Affiliates or Proprietary Information.

(iv)   The Executive agrees to cooperate fully with the Company or the Company’s Affiliates, both during and after the Employment Period, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company or the Company’s Affiliates may deem reasonably necessary or desirable in order to protect their rights and interests in any Development.

(c)   Other Agreements.    The Executive represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement, other than agreements with the Company’s Affiliates, (i) to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of his previous employer or any other party, and (iii) to refrain from soliciting the employment of any employees of his previous employer or any other party.

(d)   Non-Competition and Non-Solicitation.    During the Executive’s employment hereunder and for a period of: (i) two (2) years thereafter upon the Executive’s termination of employment by giving notice of non-renewal as set forth in Section 1 hereto, (ii) one (1) year thereafter upon the Company’s termination of the Executive’s employment by giving notice of non-renewal as set forth in Section 1 hereto, or (iii) two (2) years thereafter upon termination of employment by either the Executive or the Company for any reason other than those set forth in (i) and (ii), without the prior written consent of the Company, the Executive shall not engage (whether as an employee, consultant, director or independent contractor) in any Business Activities on behalf of any person, firm or corporation, and the Executive shall not acquire any financial interest (except for equity interests in publicly-held companies that will not be significant and that, in any event, will not exceed five percent (5%) of equity of that company) in any entity which engages in Business Activities within 200 miles of any of the Company’s offices in operation on the Commencement Date and within 100 miles of any office of the Company established after the Commencement Date. During the period that the above noncompetition restriction applies, the Executive shall not, without the written consent of the Company: (i) solicit any employee of the Company or any of the Company’s Affiliates to terminate his employment, or (ii) solicit any customers, partners, resellers, vendors or suppliers of the Company on behalf of any individual or entity other than the Company or its Affiliates. As used herein, the term “Business Activities” shall mean conduct of business as a computer and communications technology management and/or consulting business providing information technology networking and data center services, including secure access, voice over internet protocol (“VOIP”), storage, security, messaging solutions, network and mainframe connectivity consulting, remote network monitoring and management, network and system diagnostics, product maintenance and support, training, and product procurement solutions

(e)   Enforcement.    The Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7.

(f)   Affiliates.    For purposes hereof, the Company’s Affiliates shall mean any individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

8.    Notice.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person against written receipt therefor, or by overnight courier, or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:   Steven Stringer
20 Crooked Mile Rd.
Westport, CT 06880

If to the Company:  MTM Technologies, Inc.
1200 High Ridge Road
Stamford, CT 06905
Attn: General Counsel

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

9.    Dispute Resolution; Mediation and Arbitration.

Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be, upon the demand of either party, subject to a non-binding mediation proceeding before a mediator on the panel of the CPR Institute for Dispute Resolution, such mediator to be agreed upon by the parties. If a mediator is not agreed upon or if mediation is not successful, the matter shall be settled exclusively by arbitration, conducted before a single arbitrator mutually selected by the parties, in the State of New York, in accordance with the rules of the American Arbitration Association then in effect. If the parties are unable to agree on a single arbitrator, each party shall select an arbitrator and the two arbitrators selected by the parties shall select a third arbitrator. If three arbitrators are selected, they shall act by majority vote. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear their own costs and expenses of any such mediation or arbitration proceeding and shall split evenly any common costs; provided, however, that if the dispute concerns the issue of termination for “cause” or resignation for “good reason,” the non-prevailing party shall pay for all of the prevailing party’s costs and expenses, including legal fees relating to such mediation or arbitration proceeding.

10.   Waiver of Breach.

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

11.   Non-Assignment; Successors.

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided , however , that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

12.   Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.   Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.   Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

15.   Entire Agreement.

This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes and terminates any and all prior agreements or understandings between the Executive and the Company, with respect to the subject matter hereof, including the Original Agreement, whether written or oral; provided that the foregoing shall not apply to any stock option agreements and restricted stock unit agreements between the Company and the Executive which agreements shall continue in full force and effect. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of August 10, 2006.

/s/ Steven Stringer
Steven Stringer
MTM TECHNOLOGIES, INC.
By:	/s/ Francis J. Alfano
Print Name: Francis J. Alfano
Print Title: Chief Executive Officer

Exhibit A

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed and delivered by MTM Technologies, Inc., a New York corporation (the “Company”), to Steven Stringer (the “Executive”).

Pursuant to the provisions of Section 5(a) of the employment agreement between the Company and the Executive dated August __, 2006 (the “Employment Agreement”) the Company hereby agrees as follows:

The Company and its affiliates release and forever discharge the Executive from, and covenant not to sue or proceed against the Executive on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Company or its affiliates have against the Executive upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the cessation of said employment. This release shall not, however, constitute a waiver of any of the Company’s rights under the Employment Agreement. The Company hereby covenants that it has not transferred or assigned to any person or entity any of the claims that are subject to this release and covenant.

This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by the Company and delivered to the Executive on ___________, 20___

MTM TECHNOLOGIES, INC.
By:
Print Name:
Print Title:

Exhibit B

RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Agreement”) is made as of _________________  , 20___ by and between MTM Technologies, Inc., a New York corporation (the “ Company”), and Steven Stringer (the “Executive”).

Recitals:

A.   The Company and the Executive are parties to an Employment Agreement dated August __, 2006 (the “Employment Agreement”). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

B.    Effective as of ____________, 20__ (the “Separation Date”), the Executive’s employment with the Company was or will be terminated.

C.    The Company is not obligated to pay the Executive any additional compensation or benefits other than that which has been earned as of the Executive’s Separation Date and other than that which is set forth in the Employment Agreement. This Agreement is the Release Agreement referenced in the Employment Agreement and the payment of the severance benefits set forth in the Employment Agreement is conditioned upon the execution and delivery by the Executive of this Agreement.

Agreement:

NOW, THEREFORE, in return for good and valuable consideration and in consideration of the premises and the mutual promises made hereafter, the Executive and the Company agree as follows:

1.    Employment Agreement.    Subject to the terms and conditions of the Employment Agreement; (a) the Company agrees to pay the Executive the severance payments and to otherwise comply with the provisions of the Employment Agreement, as the case may be, and (b) the Executive agrees to comply with the restrictive covenants in Section 7 of the Employment Agreement and to otherwise comply with the provisions of the Employment Agreement.

2.    Acknowledgment.    The Executive and the Company acknowledge that the amounts to be paid pursuant to the Employment Agreement are in excess of any earned wages or benefits due and owing the Executive through his Separation Date.

3.    Release.    In exchange for the good and valuable consideration set forth in Section 1 of this Agreement, the Executive, on behalf of himself, his heirs, executors and assigns, releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys’ fees, or any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination In Employment Act of 1967, any alleged violation of the Civil Rights Acts of 1964 and 1991, the

Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, any employment discrimination prohibited by other federal, state or local laws, including, but not limited to, sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims for unlawful employment practices which the Executive has claimed or may claim or could claim in any local, state or federal forum, against the Company, its shareholders and their respective directors, officers, employees, successors and assigns, affiliates and all others, as a result of the Executive’s employment at, and separation of employment from, the Company; provided that , the Executive and the Company retain the right to enforce this Agreement and the provisions of Section 5(a) of the Employment Agreement. The Executive hereby covenants that he has not transferred or assigned to any person or entity any of the claims that are subject to this release and covenant.

4.    Irrevocable Bar.    The parties intend that this Agreement will irrevocably bar any action or claim whatsoever by the Executive against the Company for any resultant injuries or damages, whether known or unknown, sustained or to be sustained, as a result of any of the Company’s acts, omissions and conduct having occurred up to the present date, including, but not limited to, the Executive’s employment with the Company and the termination of that employment, other than those concerning this Agreement and the provisions of Section 5(a) of the Employment Agreement.

5.    Rights or Claims Arising After the Date Hereof.    The Executive and the Company understand that the Executive is not waiving rights or claims that may arise as a result of any act, omission or conduct of the Company occurring after the date this Agreement is executed.

6.    Review of Agreement.    The Executive understands and agrees that he has read this Agreement carefully and understands all of its terms.

7.    Advice to Consult Attorney.    The Executive understands and agrees that he is advised to consult with an attorney prior to executing this Agreement.

8.    Period within which to Consider Agreement.    The Executive understands and agrees that he has been given 21 days (or more) within which to consider this Agreement.

9.    Revocation.    The Executive understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement. Neither this Agreement nor the Company’s obligations under Section 5(a) of the Employment Agreement shall be effective until this revocation period has expired (at which time such obligations shall be effective, retroactive to the time contemplated in the Employment Agreement). Without limiting the generality of the foregoing, the provisions of Section 7 of the Employment Agreement (relative to restrictive covenants) shall not be terminated or otherwise affected by any revocation of this Agreement. The Executive understands that any revocation, to be effective, must be in writing and received, within seven (7) days of execution of this Agreement, by the Company at its principal executive offices.

10.   Voluntary Action; No Reliance.    In agreeing to sign this Agreement, the Executive is doing so completely voluntarily and agrees that he has not relied on any oral statements or explanations made by the Company or its representatives.

11.   Nondisclosure.    Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.

12.   No Disparaging Statements.    The Executive and the Company agree not to make any disparaging statements about the other.

13.   Full Accord and Satisfaction.    This Agreement is in full accord and satisfaction and compromise of the claims of the Executive and the Company and is not to be construed as an admission of liability on the part of the Company.

14.   Miscellaneous.    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. This Agreement maybe executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and shall bind and shall inure to the benefit of the parties hereto, and their respective successors and assigns. Copies (photostatic, facsimile or otherwise) of this Agreement and signatures hereto shall be deemed to be originals and may be relied on to the same extent as the manually-signed originals. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

15.   Entire Agreement, Modification.    This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof. Any modification of this Agreement must be made in writing and signed by the Executive and an officer specifically authorized to do so by the Board of Directors of the Company.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Witness:

Steven Stringer
MTM TECHNOLOGIES, INC.
By:
Print Name:
Print Title:

Exhibit C

MTM TECHNOLOGIES, INC.
2004 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

MTM Technologies, Inc., a New York corporation formerly known as Micros-to-Mainframes, Inc. (the “Company”), pursuant to the Micros-to-Mainframes, Inc. 2004 Equity Incentive Plan (the “Plan”), has granted to Steven Stringer (the “Optionee”) a stock option (the “Option”) to purchase a total of 107,000 shares (the “Shares”) of the common stock, par value $.01 per share (the “Common Stock”), of the Company, at the exercise price of $[●] per Share (the “Exercise Price”), on the terms and conditions set forth herein and, in all respects, subject to the terms and conditions of the Plan. The date of grant of the Option is August 10, 2006 (the “Date of Grant”). The Option is intended to be an incentive stock option (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, to the extent that the aggregate fair market value of the Common Stock with respect to which ISO’s are exercisable for the first time by Optionee during any calendar year under all plans of the Company and its Parent and all subsidiaries exceed $100,000, only that portion of the Option in excess of such $100,000 limitation shall be treated as an option that does not qualify as an ISO under the Code. Unless otherwise defined herein, capitalized terms defined in the Plan shall have the same defined meanings herein.

1. Duration.

Subject to the earlier termination as provided herein or under the Plan, the Option shall expire at the close of business on August 10, 2016 (the “Termination Date”).

2. Written Notice of Exercise.

The Option may be exercised only by delivery to the General Counsel or Secretary of the Company, the Company’s principal executive offices, of a written notice of exercise substantially in the form described in section 8 hereof.

3. Anti-Dilution Provisions.

    (a) If there is any stock dividend, stock split, or combination of shares of Common Stock, the number and amount of Shares then subject to the Option shall be proportionately and appropriately adjusted as determined by the Committee, whose determination shall be final, conclusive and binding upon Optionee and the Company.

    (b) If there is any other change in the Common Stock, including a recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation, whether or not the Company is the surviving corporation, an adjustment, if any, shall be made in the Shares then subject to the Option as the Board or Committee may deem equitable, and whose determination shall be final, conclusive and binding upon Optionee and the Company. Failure of the Board or the Committee to provide for an adjustment pursuant to this subparagraph prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action.

(c)  If the Company is merged into or consolidated with any other corporation and the Company is not the surviving corporation, or if it sells all or substantially all of its assets to any other corporation, then either (i) the Company shall cause provisions to be made for the continuance of the Option after such event, or for the substitution for the Option of an option covering the number and class of securities which the Optionee would have been entitled to receive in such merger or consolidation by virtue of such sale if the Optionee has been the holder of record of a number of shares of Common Stock equal to the number of Shares covered by the unexercised portion of the Option, or (ii) the Company shall give to Optionee written notice of its election not to cause such provision to be made and the Option shall become exercisable in full (or, a the election of the Optionee, in part) at any time during a period of forty-five (45) days, to be designated by the Company, ending not more than ten (10) days prior to the effective date of the merger, consolidation or sale, in which case the Option shall not be exercisable to any extent after the expiration of such forty-five (45) day period. In no event, however, shall the Option be exercisable after the Termination Date.

4. Investment Representation and Legend Certificates.

Optionee acknowledges and agrees that, for any period in which a registration statement with respect to the Option and/or Shares under the Securities Act, is not effective, Optionee shall hold the Option and will purchase and/or own the Shares for investment and not for resale or distribution. The Company shall have the right to place upon the face and/or reverse side of any stock certificate or certificates evidencing the Shares such legend as the Committee may prescribe for the purpose of preventing disposition of such Shares in violation of the Securities Act.

5. Non-Transferability.

The Option shall not be transferable by Optionee other than by will or by the laws of descent or distribution, and is exercisable during the lifetime of Optionee only by Optionee. The terms of this agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

6. Certain Rights Not Conferred by Option.

Optionee shall not, by virtue of holding the Option, be entitled to any rights of a shareholder in the Company.

7. Expenses.

The Company shall pay all original issue and transfer taxes with respect to the issuance of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

8. Exercise of Options.

    (a) The Option shall become exercisable as follows:
(i) On the first anniversary of the Date of Grant, the Option shall become exercisable to the extent of 26,750 Shares;
(ii) On the second anniversary of the Date of Grant, the Option shall become exercisable to the extent of 26,750 Shares (in addition to any Shares made exercisable pursuant to subparagraph (a)(i) of this section 8);

(iii) On the third anniversary of the Date of Grant, the Option shall become exercisable to the extent of 26,750 Shares (in addition to any Shares made exercisable pursuant to subparagraphs (a)(i) and a(ii) of this Section 8); and
(iv) On the fourth anniversary of the Date of Grant, the Option shall become exercisable to the extent of 26,750 Shares (in addition to any Shares made exercisable pursuant to subparagraphs (a)(i), (a)(ii) and (a)(iii) of this section 8).

    (b) Notwithstanding the exercisability schedule set forth in paragraph (a) of this section 8, the Option shall become fully exercisable, and shall remain exercisable up to and including the Termination Date in the event of either (i) the termination of Optionee’s employment by the Company for any reason other than termination by the Company for “cause” or (ii) termination of Optionee’s employment by Optionee for “good reason” as such terms are defined in the Employment Agreement, dated August 10 2006 (the “Employment Agreement”), between the Company and Optionee, as in effect on the Date of Grant without giving effect to any termination, amendment or modification of the Employment Agreement after the Date of Grant that may affect the definitions of “cause” and/or “good reason” contained in the Employment Agreement. If, as a result of such a termination of employment event and to the extent applicable under the Code, the Option no longer qualifies as an ISO, the Option (or such applicable portion) shall be treated as an option that does not qualify as an ISO under the Code.

    (c) The Option shall be exercisable, in whole or part and from time to time, by written notice of such exercise, delivered to the General Counsel or Secretary of the Company, at the Company’s principal office by personal delivery, against written receipt therefor, or by pre-paid, certified or registered mail, return receipt requested. Such notice shall specify the number of Shares for which the Option is being exercised (which number, if less than all of the Shares then subject to exercise, shall be fifty (50) or an integral multiple thereof) and shall be accompanied by payment of the full exercise price for the Shares for which the Option is being exercised.

    (d) The form of payment of the Exercise Price for Shares purchased pursuant to the Option shall consist of (i) cash, (ii) check (subject to collection), (iii) by any of the methods enumerated in paragraphs (a), (b), (d) and/or (e) of section 10.1 of the Plan or (iv) any combination of such methods of payment.

    (e) No Shares shall be delivered upon exercise of the Option until all laws, rules and regulations which the Committee may deem applicable have been complied with. If a registration statement under the Securities Act is not then in effect with respect to the shares issuable upon such exercise, the Company may require as a condition precedent that Optionee, upon exercising the Option, deliver to the Company a written representation and undertaking, satisfactory in form and substance to the Committee, that, among other things, Optionee is acquiring the shares for her own account for investment and not with a view to the distribution thereof.

    (f) Optionee shall not be considered a record holder of the Shares so purchased for any purpose until the date on which Optionee is actually recorded as the holder of such Shares in the records of the Company.

    (g) In the event of (x) Optionee’s termination for “cause” (as defined in the Employment Agreement as in effect on the Date of Grant without giving effect to any termination, amendment or modification of the Employment Agreement after the Date of Grant that may affect the definition of “cause” contained in the Employment Agreement), (y) Optionee’s voluntary termination of Optionee’s employment with the Company other than for “good reason” (as defined in the Employment Agreement as in effect on the Date of Grant without giving effect to any termination, amendment or modification of the Employment Agreement after the Date of Grant that may affect the definition of “good reason” contained in the Employment Agreement), or (z) Optionee’s death or Disability, the exercisability of the Option shall be subject to the provisions of section 5.7 of the Plan.

9. Acceptance of the Terms and Conditions of the Plan.

The acceptance by Optionee of this Stock Option Award Agreement and the Option shall constitute the acceptance of and agreement to all of the terms and conditions contained herein and in the Plan.

10. Continued Employment.

Nothing herein shall be deemed to create any employment or guaranty of continued employment or limit in any way the Company’s right to terminate Optionee’s employment at any time.

11. Early Disposition of Stock.

Optionee understands that if Optionee disposes of any Shares received under the Option within two years after the Date of Grant or within one year after such Shares were transferred to Optionee, Optionee may be treated for federal and state income tax purposes as having received ordinary income at the time of such disposition as determined in accordance with the Code and applicable state law. Optionee hereby agrees to notify the Company in writing within thirty days after the date of any such disposition. Optionee authorizes the Company to withhold tax from Optionee’s current compensation with respect to any income recognized as a result of any such disposition.

MTM TECHNOLOGIES, INC.

By: ______________________
Name:
Title:

    OPTIONEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS STOCK OPTION AWARD AGREEMENT, NOR IN THE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

    Optionee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that Optionee is familiar with the terms and provisions thereof, and hereby accepts the Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this agreement and fully understands all of the terms and provisions of the Option and this agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions rising under the Plan. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Accepted and agreed
as of the Date of Grant:

By:

Name:	Steven Stringer

Address:

Exhibit D

MTM Technologies, Inc.
2004 Equity Incentive Plan

Restricted Stock Unit Award Agreement

MTM Technologies, Inc., a New York corporation formerly known as Micros-to-Mainframes, Inc. (the “Company”), pursuant to Section 4.1(f) of the Micros-to-Mainframes, Inc. 2004 Equity Incentive Plan (the “Plan”), has granted to Steven Stringer (the “Grantee”) a total of 20,000 restricted stock units (the “Units”) with respect to a total of 20,000 shares (the “Shares”) of the common stock, par value $.001 per share (the “Common Stock”), of the Company, on the terms and conditions set forth herein and, in all respects, subject to the terms and conditions of the Plan. The date of grant of the Units is August 10, 2006 (the “Date of Grant”).

Unless otherwise defined herein, capitalized terms defined in the Plan shall have the same defined meanings herein.

1.    Units.

The Units represent the Grantee’s right to receive the Shares on the vesting date of the Units, subject to Grantee’s earlier forfeiture of the Units as provided herein or under the Plan.

2.    Anti-Dilution Provisions.

(a)    If there is any stock dividend, stock split, or combination of shares of Common Stock, the number and amount of Shares then subject to the Units shall be proportionately and appropriately adjusted as determined by the Committee, whose determination shall be final, conclusive and binding upon Grantee and the Company.

(b)    If there is any other change in the Common Stock, including a recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation, whether or not the Company is the surviving corporation, an adjustment, if any, shall be made in the number and kind of shares that may be subject to the Units as the Board or Committee may deem equitable, and whose determination shall be final, conclusive and binding upon Grantee and the Company. Failure of the Board or the Committee to provide for an adjustment pursuant to this Section 2(b) prior to the effective date of any Company action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action.

3.    Non-Transferability.

The Units shall not be transferable by Grantee other than by will or by the laws of descent or distribution. The terms of this agreement shall be binding upon Grantee’s executors, administrators, heirs, successors and assigns.

4.    Certain Rights Not Conferred by Units.

Grantee shall not, by virtue of holding the Units, be entitled to any rights of a shareholder of the Company, including the right to vote and to receive dividends and other distributions with respect to the Shares subject to the Units, until delivery to Grantee of certificates representing the Shares in satisfaction of the Units.

5.    Expenses.

The Company shall pay all original issue and transfer taxes with respect to the issuance of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith.

6. Vesting of Units.

(a)    Subject to Section 6(b) and 6(c), the Units shall vest as follows:

(i)  On the first anniversary of the Date of Grant, 5,000 Units shall vest;
(ii) On the second anniversary of the Date of Grant, 5,000 Units shall vest (in addition to any Units vested pursuant to subparagraph (a)(i) of this section 6);
(iii) On the third anniversary of the Date of Grant, 5,000 Units shall vest (in addition to any Units vested pursuant to subparagraphs (a)(i) and (a)(ii) of this Section 6); and
(iv) On the fourth anniversary of the Date of Grant, 5,000 Units shall vest (in addition to any Units vested pursuant to subparagraphs (a)(i), (a)(ii) and (a)(iii) of this section 6).

(b)   Notwithstanding the vesting schedule set forth in paragraph (a) of this Section 6, the Units shall vest in the event of either (i) the termination of Grantee’s employment by the Company for any reason other than termination by the Company for “cause” or (ii) termination of Grantee’s employment by Grantee for “good reason,” as such terms are defined in the Employment Agreement, dated August 10, 2006 (the “Employment Agreement”), between the Company and Grantee, as in effect on the Date of Grant without giving effect to any termination, amendment or modification of the Employment Agreement after the Date of Grant that may affect the definitions of “cause” and/or “good reason” contained in the Employment Agreement.

(c)    In the event of (x) Grantee’s termination for “cause” (as defined in the Employment Agreement as in effect on the Date of Grant without giving effect to any termination, amendment or modification of the Employment Agreement after the Date of Grant that may affect the definition of “cause” contained in the Employment Agreement), (y) Grantee’s voluntary termination of Grantee’s employment other than for “good reason” (as defined in the Employment Agreement as in effect on the Date of Grant without giving effect to any termination, amendment or modification of the Employment Agreement after the Date of Grant that may affect the definition of “good reason” contained in the Employment Agreement) or (z) Grantee’s death or Disability, in each such case, Grantee shall forfeit the Units upon termination or death or Disability, as the case may be, if such event occurred prior to vesting of the Units.

7.    Delivery of Shares.

(a)    Upon vesting of the Units pursuant to Section 6 and subject to Section 7(b), the Company shall register the Shares subject to the Units in the name of Grantee and shall deliver certificates for such Shares, free of all restrictions, except any restrictions that may be imposed by law, to Grantee; provided that subject to applicable law, including without limitation Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, Grantee may elect to defer the receipt of the Shares pursuant to procedures established by the Company; provided that such Grantee deferral election will not result in adverse federal income tax consequences to the Company.

(b)   The Company shall deliver no Shares pursuant to Section 7(a) until all laws, rules and regulations which the Committee may deem applicable have been complied with.

(c)    Grantee shall not be considered a record holder of the Shares for any purpose until the date on which Grantee is actually recorded as the holder of such Shares in the records of the Company.

8.    Acceptance of the Terms and Conditions of the Plan.

The acceptance by Grantee of this Restricted Stock Unit Award Agreement and the Units shall constitute the acceptance of and agreement to all of the terms and conditions contained herein and in the Plan.

9.    Continued Employment.

Nothing herein shall be deemed to create any employment or guaranty of continued employment or limit in any way the Company’s right to terminate Grantee’s employment at any time.

10.   Applicable Law.

The validity, construction, interpretation, administration and effect of this Restricted Stock Unit Award Agreement, and of the rules, regulations and rights under the Plan relating to this agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

MTM Technologies, Inc.
By:
Name:
Title:

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, NOR IN THE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

Grantee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that Grantee is familiar with the terms and provisions thereof, and hereby accepts the Units subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this agreement and fully understands all of the terms and provisions of the Units and this agreement. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan. Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Accepted and agreed by Grantee
as of the Date of Grant:

By:

Name:	Steven Stringer

Address: